EXHIBIT 23
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                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Webster Financial Corporation:

We consent to the incorporation by reference in the registration statements (NOs. 33-38286 and 333-104871) on Form S-8 of Webster Financial Corporation of our report dated June 20, 2003, relating to the statements of net assets available for benefits of the Webster Bank Employee Investment Plan as of December 31, 2002 and December 30, 2002 and 2001 and the related statements of changes in net assets available for benefits for the short plan period ended December 31, 2002 and for each of the years in the three-year period ended December 30, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of Webster Financial Corporation.

/s/ KPMG LLP


Hartford, Connecticut
June 25, 2003